EXHIBIT 12.1

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES FOR THE KROGER CO. AND CONSOLIDATED SUBSIDIARY COMPANIES FOR THE FIVE FISCAL YEARS ENDED JANUARY 28, 2006

	January 28, 2006 (52 weeks)	January 29, 2005 (52 weeks)	January 31, 2004 (52 weeks)	February 1, 2003 (52 weeks)	February 2, 2002 (52 weeks)

Earnings:
Earnings before tax expense(1)	$1,525	$286	$739	$1,950	$1,706
Fixed charges(1)	895	950	983	1,000	1,032
Capitalized interest	(7)	(5)	(5)	(5)	(9)

	$2,413	$1,231	$1,717	$2,945	$2,729

Fixed charges:
Interest(1)	$518	$562	$609	$624	$659
Portion of rental Payments deemed to be interest	377	388	374	376	373

	$895	$950	$983	$1,000	$1,032

Ratio of earnings to fixed charges(1)	2.7	1.3	1.7	2.9	2.6

(1)

Amounts have been adjusted for the Company’s adoption of SFAS No. 145 on February 2, 2003. Adoption of this Statement required the Company to reclassify the debt extinguishments recorded as extraordinary items in prior periods as interest expense in those periods. These debt extinguishments totaled $19 million in the fiscal year ended February 1, 2003. There were no debt extinguishments recorded as extraordinary items during the fiscal year ended February 2, 2002.